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                                                                    EXHIBIT 10.7


Ms. KC Ringewald
Larkspur, CA

March 19, 1999

Dear KC,

I am pleased to offer you the position of Vice President of Human Resources for Pets.com. In this position you will be responsible for creating a great working environment, for recruiting, for recommending and implementing a benefits package, for ensuring that Pets.com meets all local and national laws for its employees and for contributing to the strategy and tactics directed by the senior management team. In this position you will be reporting to the CEO.

As you know, Pets.com is a cross-functional team environment, therefore, you will be expected to work with all departments to effectively maximize company goals.

Your salary is $120,000 per year with stock of 125,763 shares (1% of outstanding shares). Your salary will be paid in accordance with company pay periods and your stock will vest over four years with a one year cliff and then monthly vesting. You will also be eligible for two weeks vacation the first year of employment and three weeks thereafter.

Your start date will be April 5, 1999.

KC, I look forward to working with you once again. I believe that this is going to be a fun, challenging and rewarding experience. This offer expires at 5 pm on March 22, 1999.

Please sign this letter and return it to me to signify your acceptance.

Warm regards,

/s/  Julie Wainwright
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Julie L. Wainwright
CEO
Pets.com

I accept

/s/  KC Ringewald          March 19th, 1999
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KC Ringewald               Date

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